POWER OF ATTORNEY

As a Section 16 reporting person of Cell Genesys, Inc. (the "Company"), I hereby constitute and appoint Herbert P. Fockler, Sharon E. Tetlow and Marc L. Belsky, and each of them, my true and lawful attorney-in-fact to:

1.	complete and execute Forms ID, 3, 4 and 5 and other forms and all amendments thereto as such attorneys-in-fact shall in their discretion determine to be required or advisable pursuant to Section 16 of the Securities Exchange Act of
1934 (as amended) and the rules and regulations promulgated thereunder, or any successor laws and regulations, as a consequence of my ownership, acquisition or disposition of securities of the Company; and

2.	do all acts necessary in order to file such forms with the Securities and
Exchange Commission, any securities exchange or national association, the Company and such other person or agency as the attorneys-in-fact shall deem appropriate.

I hereby ratify and confirm all that the attorneys in-fact and agents shall do or cause to be done by virtue hereof. I acknowledge that the foregoing attorneys-in-fact, in serving in such capacity at my request are not assuming, nor is the Company assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934 (as amended).

This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms ID, 3, 4, and 5 with respect to my holdings of and transactions in securities issued by the Company, unless earlier revoked by me in a signed writing delivered to the Company and the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, I have caused this Power of Attorney to be executed as of this _6th__ day of ____December____, 2006.

Signature:      /s/ Christine B. McKinley
Print Name:     Christine B. McKinley